September 2022 MSELN-521-BSKT Registration Statement No. 333-259205 Dated September 16, 2022 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in International Equities
$5,000,000 Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket. If the value of the basket has decreased, but not by more than 15%, investors will receive the principal amount.  However, if the value of the basket has decreased by more than 15%, investors will lose 1% for every 1% decline. The Trigger PLUS are for investors who seek a return linked to the basket components and who are willing to risk their principal and forgo current income in exchange for the barrier feature, which applies to a limited range of negative performance of the basket, and the upside leverage feature. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series I program. Any payments on the Trigger PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
The basket is composed of four exchange-traded funds (each, a “basket component”) weighted as set forth in the table below.
	Basket components	Bloomberg symbols	Component weightings	Initial component prices*
Basket:	iShares® MSCI India ETF	INDA	45%	$43.13
	iShares® MSCI Mexico ETF	EWW	20%	$45.96
	iShares® MSCI Brazil ETF	EWZ	20%	$30.00
	iShares® China Large-Cap ETF	FXI	15%	$27.99
	*The initial component price of each basket component was its closing price on the pricing date.
Aggregate principal amount:		$5,000,000
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS
Pricing date:		September 16, 2022
Original issue date:		September 21, 2022
Valuation date:		September 16, 2027, subject to adjustment for non-trading days and certain market disruption events
Maturity date:		September 21, 2027, subject to adjustment as described in “Additional Terms of the Trigger PLUS” below.
Payment at maturity:		For each $10 Trigger PLUS: If the final basket value is greater than the initial basket value,
$10 + [$10 × (leverage factor × basket return)]
If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, the principal amount
If the final basket value is less than the trigger level,
$10 + ($10 × basket return)
This amount will be less than the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than the trigger level.
Leverage factor:		130%
Basket return:		(final basket value – initial basket value) / initial basket value
Initial basket value:		Set equal to 100 on the pricing date
Trigger level:		85, which is 85% of the initial basket value
Final basket value:		100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:		With respect to each basket component, (final component price – initial component price) / initial component price
Final component price:		The official closing price of the relevant basket component on the valuation date multiplied by its adjustment factor
Official closing price:		With respect to each basket component, the closing price of one share of that basket component on its primary U.S. exchange
Adjustment factor:		With respect to each basket component, 1.0, subject to adjustment in the event of certain events affecting that basket component. See “Additional Terms of the Trigger PLUS—Adjustment factor” below.
CUSIP/ISIN:		78016D554 / US78016D5547
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”).
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.30(1)
		$0.05(2)	$9.65
Total	$5,000,000	$150,000	$4,825,000
$25,000
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.35 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.30 for each Trigger PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each Trigger PLUS.
The initial estimated value of the Trigger PLUS as of the pricing date was $9.59 per $10 in stated principal amount, which is less than the price to the public. The market value of the Trigger PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this document, and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the Trigger PLUS” in this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Trigger PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Trigger PLUS are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Trigger PLUS Based on a Basket of Four Exchange-Traded Funds, due September 21, 2027 (the “Trigger PLUS”) can be used:
◾	As an alternative to direct exposure to the basket that enhances returns if the value of the basket increases.
◾	To receive the principal amount if the value of the basket decreases by no more than 15% from the pricing date to the valuation date.
◾	To achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket if the final basket value is less than the trigger level.
Maturity:	Approximately five years
Leverage factor:	130%
Maximum payment at maturity:	None.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Coupon:	None
Component weighting:	Unequal, as set forth on the cover page.
Key Investment Rationale
The Trigger PLUS offer leveraged exposure to the performance of the basket. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket. If the value of the basket is unchanged or has decreased by not more than 15%, investors will receive the stated principal amount. However, if the value of the basket has decreased by more than 15%, investors will lose 1% for every 1% decline. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket.
Upside Scenario	The value of the basket increases and, at maturity, we will pay the stated principal amount of $10 plus 130% of the basket return.
Par Scenario
The final basket value is less than the initial basket value but is greater than or equal to the trigger level, which is 85% of the initial basket value. The final basket value declines from the initial basket value by 15% or less, and the Trigger PLUS will pay the stated principal amount at maturity.

Downside Scenario
The value of the basket declines by more than 15% and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value. There is no minimum payment at maturity.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. This document, together with these documents, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the Trigger PLUS and seeking offers to buy the Trigger PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.
You may access these documents on the SEC website atwww.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

•	Prospectus Supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Trigger PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the basket. The graph is based on the following terms:
Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	130%
Barrier level:	85% of the initial basket value
Maximum payment at maturity:	None
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

■ The Trigger PLUS	■ The Basket

How it works
◾
Upside Scenario. If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 130% of the appreciation of the basket over the term of the Trigger PLUS.

◾	If the basket appreciates 1%, the investor would receive a 1.30% return, or $10.13 per Trigger PLUS, or 101.30% of the stated principal amount.
◾	Par Scenario: If the final basket value is less than the initial basket value but is greater than or equal to the trigger level, the Trigger PLUS will pay the stated principal amount at maturity.
◾
Downside Scenario. If the final basket value is less than the trigger level, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.

◾	If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70% of the stated principal amount.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the Trigger PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Trigger PLUS are also exposed to further risks related to the issuer of the Trigger PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Trigger PLUS. You should carefully consider whether the Trigger PLUS are appropriate for you in light of your particular circumstances.
Risks Related to the Terms and Structure of the Trigger PLUS
◾
The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final basket value is less than the trigger level, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the basket over the term of the Trigger PLUS, and may be zero.

◾
The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the closing prices of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date to a value that is less than the trigger level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease. Although the actual value of the basket on the maturity date or at other times during the term of the Trigger PLUS may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

◾
The Trigger PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on Royal Bank of Canada’s ability to pay any amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Trigger PLUS.

◾
Changes in the prices of the basket components may offset each other. Movements in the prices of the basket components may not correlate with each other. At a time when the prices of one or more of the basket components increases, the prices of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the prices of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the prices of the other basket components. Furthermore, the basket components are not equally weighted. As a result, for example, a percentage change in the final component price of the INDA will have a greater impact on the final basket value than will a similar percentage change in the final component prices of the other basket components.

◾
Significant aspects of the tax treatment of the Trigger PLUS are uncertain. The tax treatment of an investment in the Trigger PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of an investment in the Trigger PLUS, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue income over the term of an instrument such as the Trigger PLUS even though that holder will not receive any payments with respect to the Trigger PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
as the Trigger PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Related to the Secondary Market for the Trigger PLUS
◾
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. RBCCM may, but is not obligated to, make a market in the Trigger PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimated of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your securities to maturity.

◾
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the Trigger PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

◾	the value, volatility and dividend yield, as applicable, of the basket components and the securities held by the basket components;
◾	interest and yield rates;
◾	exchange rates between the U.S. dollar and the currencies in which the non-U.S. securities held by the basket components are traded;
◾	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
◾	time remaining to maturity;
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket; and
◾	any actual or anticipated changes in our credit ratings or credit spreads.
The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you sell them prior to maturity.
Risks Related to the Initial Estimated Value of the Trigger PLUS
◾
The initial estimated value of the Trigger PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this document, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Trigger PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the Trigger PLUS. These factors, together with various credit, market and economic factors over the term of the Trigger PLUS, are expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market and will affect the value of the Trigger PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Trigger PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
costs relating to the Trigger PLUS. In addition to bid-ask spreads, the value of the Trigger PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Trigger PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.
◾
Our initial estimated value of the Trigger PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the Trigger PLUS is based on the value of our obligation to make the payments on the Trigger PLUS, together with the mid-market value of the derivative embedded in the terms of the Trigger PLUS. See “Structuring the Trigger PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Trigger PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Trigger PLUS or similar securities at a price that is significantly different than we do.

The value of the Trigger PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Trigger PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Trigger PLUS.
Risks Relating to the Basket Components
◾
Adjustments to the basket components could adversely affect the value of the Trigger PLUS. The investment advisors of the basket components (the “investment advisors”) may add, remove or substitute the stocks held by the basket components, or make other changes to the basket components. Further, the investment advisors or the sponsors of the basket components may discontinue or suspend calculation or publication of the basket components at any time. Any of these actions could affect the value of and the return on the Trigger PLUS.

◾
We have no affiliation with the investment advisors and will not be responsible for any actions taken by them. We have no affiliation with the investment advisors, and they will not be involved in the offering of the Trigger PLUS. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, and therefore, the value of the basket components. The investment advisors have no obligation of any sort with respect to the Trigger PLUS. Thus, they have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Trigger PLUS.

◾
We have no affiliation with the sponsors of the underlying indices for the basket components and will not be responsible for any actions taken by them. We have no affiliation with the sponsors of the underlying indices for the basket components, and those entities will not be involved in the offering of the Trigger PLUS. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, such as changes to the methodologies of those indices.  These sponsors have no obligation of any sort with respect to the Trigger PLUS. Thus, they have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Trigger PLUS.

◾
Investing in the Trigger PLUS is not equivalent to investing in the basket components or the securities held by the basket components. Investing in the Trigger PLUS is not equivalent to investing in the basket components or the securities held by any basket component. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or the securities held by any basket component.

◾
Each basket component and its underlying index are different. The performance of each basket component may not exactly replicate the performance of its underlying index, because each basket component will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of a basket component may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in that basket component or due to other circumstances.

During periods of market volatility, securities underlying a basket component may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a basket component and the liquidity of the basket component may be adversely affected. This kind of market volatility may

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
also disrupt the ability of market participants to create and redeem shares of the applicable basket component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a basket component. As a result, under these circumstances, the market value of shares of a basket component may vary substantially from the net asset value per share of the basket component. For all of the foregoing reasons, the performance of a basket component may not correlate with the performance of its underlying index as well as the net asset value per share of that basket component, which could materially and adversely affect the value of the Trigger PLUS in the secondary market and/or reduce your payment at maturity.
◾
An investment in the Trigger PLUS is subject to management risk. Each basket component is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each basket component, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicates its underlying index. Therefore, unless a specific security is removed from its underlying index, the applicable basket component generally would not sell a security because the security’s issuer was in financial trouble. In addition, each basket component is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

◾
There are risks associated with investments in securities linked to the value of foreign equity securities. The basket components hold equity securities issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability, and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
◾
The Trigger PLUS are subject to exchange rate risk. The value of each basket component will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the applicable currencies in which the non-U.S. stocks in which it invests are traded. An investor's net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value and the value of the applicable basket component and the market value of, and amount payable on, the Trigger PLUS will be adversely affected.

◾
An investment in the Trigger PLUS is subject to risks associated with emerging markets. Investments in securities linked directly or indirectly to emerging market equity securities, such as the securities held by the basket components, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies' value. These factors could include changes in the emerging market government's economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies.
◾
Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or securities included in an underlying index, or engaging in transactions in them, and any such action could adversely affect the value of a basket component. These regulatory actions could result in changes in the holdings of a basket component or restrictions on the Trigger PLUS, and could result in the loss of a significant portion of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

◾
Historical prices of the basket components should not be taken as an indication of their respective future values during the term of the Trigger PLUS. The trading prices of the equity securities comprising the basket components will determine the value of the relevant basket component at any given time. As a result, it is impossible to predict whether the value of any basket component will rise or fall. Trading prices of the equity securities comprising the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

Risks Related to Conflicts of Interest
◾
We or our affiliates may have adverse economic interests to the holders of the Trigger PLUS. RBCCM and our other affiliates may engage in trading activities related to the basket components and/or the securities held by the basket components, including options and derivatives transactions, on a regular basis for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the basket components. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the Trigger PLUS. Any of these trading activities could potentially affect the performance of the basket and, accordingly, could affect the value of the Trigger PLUS and the amounts, if any, payable on the securities.

◾
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the basket, the basket components, or the securities which they hold), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial component prices and, therefore, could have increased the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

◾
Our business activities may create conflicts of interest. We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the basket components.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the securities held by the basket components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any of these activities by us or one or more of our affiliates may affect the value of the basket components and, therefore, the market value of the Trigger PLUS.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As the calculation agent, RBCCM determined the initial component prices, and will determine the final component prices, basket component return of each basket component, the final basket value, and the basket return, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as the calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor to any basket component or the calculation of the final component price in the event of a market disruption event or discontinuance of a basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the Trigger PLUS” below.

◾
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect a basket component. RBCCM, as the calculation agent, may adjust the amount payable at maturity for certain events affecting a basket component. However, the calculation agent will not make an adjustment for every event that could affect a basket component. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Trigger PLUS may be materially and adversely affected.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Terms of the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
With respect to each basket component, 1.0, subject to adjustment. If a basket component is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of that basket component. No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one‑millionths being rounded upward.

Closing price of a basket component:
The closing price for one share of a basket component (or one unit of any other security for which a closing price must be determined with respect to this basket component) on any trading day means:
•         if the shares of that basket component (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the shares of that basket component (or any such other security) are listed or admitted to trading, or
•         if the shares of that basket component (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the shares of a basket component (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of that basket component (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If the last reported sale price for a basket component (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for that basket component (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Postponement of the valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on the valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the official closing price of the basket component for the valuation date, and as a result, the final basket value, as follows:
•         The official closing price of each basket component that is not an affected basket component will be its official closing price on the valuation date.
•         The official closing price of each basket component that is an affected basket component for the valuation date will be deemed to be the official closing price of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the final basket value will be determined (or, if not determinable, estimated)

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by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

Market disruption events:
With respect to each basket component, a market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•        a suspension, absence or material limitation of trading in the shares of that basket component on its primary market for more than two hours of trading or during the one‑half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to that basket component, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or
•         the shares of that basket component do not trade on the NYSE Arca, the Nasdaq Global Market or what was the primary market for the shares of that basket component, as determined by the calculation agent in its sole discretion;
•         any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the Trigger PLUS that such party or its respective hedge counterparties have effected or may effect, including as described below under “Use of Proceeds and Hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the shares of that basket component on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the shares of that basket component.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the shares of a basket component, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the shares of a basket component, if available, in the primary market for those contracts, by reason of any of:
•           a price change exceeding limits set by that market;
•          an imbalance of orders relating to those contracts; or
•           a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the shares of that basket component in the primary market for those contracts.

Discontinuation of/adjustments to the basket components:
If a basket component is discontinued and the sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that basket component (the successor fund), then the calculation agent will substitute the successor fund for that basket component and determine the closing price of that basket component on the valuation date as described above under “—Closing price of a basket component.”
If a basket component is discontinued and:

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•          the calculation agent does not select a successor fund, or
•          the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for that basket component in accordance with the procedures last used to calculate the price of that basket component before any discontinuation but using only those securities that were held by that basket component prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that basket component as described below, the successor fund or price will be used as a substitute for that basket component for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if that basket component is re-established, unless the calculation agent in its sole discretion decides to use the re-established basket component.
If a basket component is discontinued before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•          the determination of the final component price, or
•           a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of that basket component as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the Trigger PLUS, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of a basket component would be expected to adversely affect the value of, liquidity of and trading in the Trigger PLUS.
In the event that any corporate or other event other than a delisting or withdrawal from the relevant exchange occurs with respect to a basket component that is not described herein, the calculation agent shall determine whether and to what extent the adjustment factor for that basket component should be adjusted, or if the closing price of that basket component should be adjusted in any way.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
With respect to a basket component, a “trading day” means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.
The exchange means the primary organized exchange or quotation system for trading a basket component, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on that temporary substitute exchange or quotation system as on the original exchange).
A related exchange means each exchange or quotation system on which futures or options contracts relating to a basket component are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that basket component on that temporary substitute exchange or quotation system as on the original related exchange).

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Events of default and acceleration:
If the maturity of the Trigger PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Additional amounts:
We will pay any amounts to be paid by us on the Trigger PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Trigger PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)            with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)          who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Trigger PLUS, the holding of securities or the receipt of payments thereunder;
(iii)         who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares) or is a “specified entity” (as defined in proposed subsection 18.4(1) of the Income Tax Act (Canada) contained in proposals to amend such Act released on April 29, 2022 (the "April 2022 Proposal")) in respect of Royal Bank of Canada;
(iv)         who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:
a.            the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.            if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Trigger PLUS in accordance with the Indenture;
(v)           who could lawfully avoid (but has not so avoided) such withholding or deduction by complying or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or deduction or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)         who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement

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thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the purposes of clause (iv) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Trigger PLUS.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Trigger PLUS, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such Canadian taxes on such holder’s net income or capital.
For additional information, see the section entitled "Tax Considerations—Canadian Taxation" in the prospectus.

Form of the Trigger PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the Trigger PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Employee Retirement Income Security Act:
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Trigger PLUS, please review the section of the accompanying prospectus “Benefit Plan Investor Considerations”. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Trigger PLUS, you should consult your legal counsel.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Use of proceeds and hedging” in “Additional Information About the Securities” of this document.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Basket Components
All disclosures contained in this document regarding the basket components and their underlying indices, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable investment advisor of each basket component and the applicable sponsor of each underlying index. Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component or index. The consequences of an investment advisor discontinuing publication or making other changes to a basket component are discussed above in the section entitled “Discontinuation of/adjustments to the basket components” or “adjustment factor,” as applicable. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor to any basket component.
Information provided to or filed with the SEC by each basket component, including its most recent prospectus and its periodic reports, can be obtained through the SEC’s website at www.sec.gov. Additional information about each underlying index, including its complete index methodology, can be found on the website of the applicable index sponsor.  We are not incorporating by reference into this document any of those documents.
The selection of the basket components is not a recommendation to invest in any basket component. Neither we nor any of our affiliates make any representation to you as to the future performance of any basket component.
General – iShares®
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the applicable basket components. BlackRock Fund Advisors or one of its affiliates serves as investment advisor of each basket component. Each of the basket components seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its respective underlying index. The basket components typically earn income from dividends from securities held by the basket components. These amounts, net of expenses and taxes (if applicable), are passed along to the basket components’ shareholders as “ordinary income.” In addition, the basket components realize capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the Trigger PLUS are linked only to the share prices of the applicable basket component, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable basket component or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Trigger PLUS are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Trigger PLUS or in connection with our use of information about any of the basket components or any of the iShares® Funds.
iShares® MSCI India ETF ("INDA")
The INDA seeks to track the investment results, before fees and expenses, of an index composed of Indian equities, which is currently the MSCI India Index. The INDA trades on NYSE Arca under the ticker symbol "INDA." The INDA was established in the first quarter of 2012.
The INDA is intended to measure equity market performance of the large and mid-cap segments of the Indian market. The INDA seeks to track the investment results of the MSCI India Index, which is designed to measure the performance of equity securities of companies whose market capitalization, as calculated by the index provider, represents approximately the top 85% of companies in the Indian securities market.
The MSCI India Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
iShares® MSCI Mexico ETF ("EWW")
The EWW seeks to track the investment results, before fees and expenses, of the MSCI Mexico IMI 25/50 Index. The index is a free float-adjusted market capitalization-weighted index that is designed to measure the performance of the large-, mid- and small-capitalization segments of the Mexican equity market.
The MSCI Mexico IMI 25/50 Index uses a capping methodology applied to issuer weights so that no single issuer exceeds 25% of the index's weight, and all issuers with a weight above 5% do not cumulatively exceed 50% of the index's weight.
The MSCI Mexico IMI 25/50 is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI Brazil ETF ("EWZ")
The EWZ seeks to track the investment results, before fees and expenses, of the MSCI Brazil 25/50 Index. The index is a free float-adjusted market capitalization-weighted index designed to measure the performance of the large- and mid-capitalization segments of the Brazilian equity index.
The MSCI Brazil 25/50 Index uses a capping methodology applied to issuer weights so that no single issuer exceeds 25% of the index's weight, and all issuers with a weight above 5% do not cumulatively exceed 50% of the index's weight.
The MSCI Brazil 25/50 is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – The MSCI Indices
MSCI Inc. ("MSCI") provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets. This section is a summary of the general methodology of the MSCI indices.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e. “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
•
The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. Securities in that country may not be represented by a foreign listing in the global investable equity universe if a country does not meet the requirement.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Calculation Methodology for the MSCI Indices
The performance of each MSCI index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

iShares® China Large-Cap ETF ("FXI")
The FXI seeks to track the investment results of the FTSE China 50 Index (the “XIN0I”). BlackRock uses a representative sampling indexing strategy to manage the FXI. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an underlying index. The FXI may or may not hold all of the securities in the XIN0I.
The FXI generally invests at least 80% of its assets in securities of the XIN0I and in depositary receipts representing securities of the XIN0I. The FXI may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BlackRock or its affiliates, as well as in securities not included in the XIN0I, but which BlackRock believes will help the FXI track the XIN0I. The FXI may lend securities representing up to one-third of the value of the FXI’s total assets (including the value of any collateral received).
FTSE® China 50 Index
The XIN0I is designed to represent the performance of the Chinese companies that are listed on the Stock Exchange of Hong Kong Ltd (the “HKSE”).
Composition of the FTSE® China 50 Index
The XIN0I is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on HKSE.
“H” shares are securities of companies incorporated in the People’s Republic of China (the "PRC") and traded on the HKSE.
“Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China that trade on HKSE and that are substantially owned directly or indirectly by Mainland China state entities with the majority of their revenue or assets derived from Mainland China. A company must satisfy the following criteria to have its shares be assessed as "Red Chip":

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
•	The company is incorporated outside the PRC; and
•	The company is listed on the HKSE; and
•	Over 55 per cent of the revenue or assets of the company are derived from the PRC; and
•	The actual controller of the company (if available) is a Chinese state entity; or
•
The company is controlled by Chinese state entities, i.e. the government, provinces or municipalities, through strategic holdings which, in aggregate, total more than 30 per cent of its voting rights (when there is no actual controller reported).

An existing "Red Chip" company which fails one or more of the above mentioned criteria will cease to be classified as a "Red Chip".
“P Chip” shares are securities of companies (other than a Red Chip company) incorporated outside of the People’s Republic of China and traded on HKSE, but are controlled by Mainland Chinese companies and individuals, with the establishment and origins of the companies in Mainland China and with a majority of their revenue or assets derived from Mainland China. A company must satisfy the following criteria to have its shares be assessed as "P Chip":
•	The company is incorporated outside the PRC;
•	The company is listed on the HKSE;
•	Over 55 per cent of the revenue or assets of the company are derived from the PRC; and
•	The company is controlled by mainland Chinese companies or individuals and its establishment and origin are in mainland China.
An existing "P Chip" company which fails one or more of the abovementioned criteria or meets the definition of a "Red Chip" company, will cease to be classified as a "P Chip". In cases where the data could support an assignment as either a "Red Chip" or a "P Chip", such company will be classified as "Red Chip".
Standards for Admission and Exclusion
Currently, only H shares, P Chip shares and Red Chip shares are eligible for inclusion in the XIN0I. Each constituent must also be a current constituent of the FTSE All-World Index, a market-capitalization weighted index representing the performance of large- and mid-capitalization developed and emerging markets stocks covering 90-95% of the investable market capitalization globally. Companies whose business is that of holding equity and other investments (e.g., Investment Trusts) are not eligible for inclusion. Newly eligible P Chip shares whose associated “N” shares are already included in the FTSE All-World Index will be eligible for inclusion in the XIN0I at the next quarterly review after a minimum 3-month trading period.  “N” shares are securities of companies controlled by mainland Chinese companies or individuals, with the establishment and origins in mainland China and incorporated outside of the PRC and traded on the New York Stock Exchange ("NYSE"), The Nasdaq Stock Market or the NYSE American, with a majority of their revenue or assets derived from Mainland China.
Securities must be sufficiently liquid to be traded; therefore, the following criteria, among others, are used to ensure that illiquid securities are excluded:
Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.
Liquidity. Each security will be tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test
Turnover. A non-constituent which does not turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trading volume per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the Index. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trading volume per month for at least eight of the twelve months prior to a full market review will be removed from the Index.
New Issues. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro rata basis since listing. When testing liquidity the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Trading Screen. Existing and non-constituent securities, which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate). Ad-hoc non-standard trading days will not be incorporated within the calculation. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation. A security that has been removed from the XIN0I as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.
The XIN0I is managed by FTSE International Limited and subject to the oversight of an advisory committee, the FTSE Russell Asia Pacific Regional Equity Advisory Committee. The FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the periodic review of the XIN0I ground rules and for considering changes of the ground rules.
Calculation of the FTSE® China 50 Index
The XIN0I is calculated using a free float index calculation methodology of the FTSE Group. The XIN0I is calculated using the following formula:
Where "i" is a number from 1 to "N", “N” is the number of securities in the XIN0I, “pi” is the latest trade price of the component security “i,” “ei” is the exchange rate required to convert the security’s home currency into the FTSE® China 50 Index’s base currency, “si” is the number of shares of the security in issue, “fi” is the free float factor published by FTSE, to be applied to such security to allow amendments to its weighting, “ci” is the capping factor published by FTSE at the most recent quarterly review of the XIN0I, and “d” is the divisor, a figure that represents the total issued share capital of the XIN0I at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the XIN0I. The capping factor serves to limit the weight of any individual company to no more than 9% of the XIN0I and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the XIN0I.
The XIN0I uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. FTSE excludes from free floating shares: (i) shares held by public companies or by non-listed subsidiaries of public companies; (ii) shares held by directors, senior executives and managers of the company and/or their families, direct relations or affiliated companies; (iii) shares held within employee share plans; (iv) government holdings; (v) shares subject to foreign ownership limits; (vi) shares held by strategic investors; (vii) shares subject to lock-in clauses (for the duration of the lock-up); (viii) shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted; (ix) shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform and (x) non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).
Free float is calculated using available published information rounded up to 12 decimal places. Companies with a free float of 5% or below are excluded from the XIN0I. In June, a constituent’s free float will be updated regardless of size. No buffers are applied.
Foreign ownership limits, if any, are applied after calculating the free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.
The XIN0I is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the XIN0I. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place at the close of trading on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the XIN0I, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
While actual historical information on the basket did not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from January 1, 2017 through September 16, 2022. The graph is based upon actual daily official closing prices of the basket components, component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of January 1, 2017.
The other graphs below set forth the daily official closing prices of each basket component for the period from January 1, 2017 through September 16, 2022. The tables provided with each graph below set forth the published high and low official closing prices, as well as the end-of-quarter official closing prices, of the basket components for each quarter in the same period.
We obtained the historical information below from Bloomberg Financial Markets, without independent verification.
You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on the valuation date.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI India ETF
Information as of market close on September 16, 2022:
Bloomberg Ticker Symbol:	INDA	52 Weeks Ago:	$49.94
Current Price:	$43.13	52 Week High (on 11/12/2021):	$50.78
		52 Week Low (on 6/17/2022):	$38.78

iShares® MSCI India ETF	High($)	Low ($)

2017
First Quarter	31.60	26.87
Second Quarter	32.97	31.13
Third Quarter	34.83	32.29
Fourth Quarter	36.07	32.68
2018
First Quarter	38.06	32.97
Second Quarter	34.95	32.57
Third Quarter	36.12	32.47
Fourth Quarter	33.51	29.27
2019
First Quarter	35.65	31.67
Second Quarter	36.36	32.74
Third Quarter	35.81	31.01
Fourth Quarter	35.47	32.17
2020
First Quarter	36.17	20.72
Second Quarter	29.64	22.08
Third Quarter	34.59	29.67
Fourth Quarter	40.23	33.52
2021
First Quarter	43.78	39.15
Second Quarter	45.39	39.56
Third Quarter	50.07	43.85
Fourth Quarter	50.78	43.63
2022
First Quarter	48.52	40.18
Second Quarter	46.44	38.78
Third Quarter (through September 16, 2022)	44.42	39.48

September 2022	Page 23

Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI India ETF – Historical Closing Levels January 1, 2017 to September 16, 2022

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI Mexico ETF
Information as of market close on September 16, 2022:
Bloomberg Ticker Symbol:	EWW	52 Weeks Ago:	$50.82
Current Price:	$45.96	52 Week High (on 4/1/2022):	$55.36
		52 Week Low (on 11/26/2021):	$44.23

iShares® MSCI Mexico ETF	High ($)	Low ($)

2017
First Quarter	51.80	41.74
Second Quarter	54.46	50.73
Third Quarter	57.62	53.47
Fourth Quarter	54.84	47.87
2018
First Quarter	54.07	49.48
Second Quarter	54.16	43.78
Third Quarter	52.90	45.95
Fourth Quarter	51.61	37.76
2019
First Quarter	45.58	41.77
Second Quarter	47.18	42.67
Third Quarter	44.54	38.23
Fourth Quarter	46.31	41.76
2020
First Quarter	48.01	25.12
Second Quarter	36.27	25.60
Third Quarter	34.68	31.02
Fourth Quarter	43.59	33.10
2021
First Quarter	45.09	40.19
Second Quarter	49.94	44.57
Third Quarter	51.11	46.87
Fourth Quarter	50.68	44.23
2022
First Quarter	54.97	46.99
Second Quarter	55.36	45.27
Third Quarter (through September 16, 2022)	48.66	44.25

September 2022	Page 25

Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI Mexico ETF – Historical Closing Prices ($) January 1, 2017 to September 16, 2022

September 2022	Page 26

Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI Brazil ETF
Information as of market close on September 16, 2022:
Bloomberg Ticker Symbol:	EWZ	52 Weeks Ago:	$34.24
Current Price:	$30.00	52 Week High (on 4/4/2022):	$39.52
		52 Week Low (on 7/14/2022):	$25.58

iShares® MSCI Brazil ETF	High ($)	Low ($)

2017
First Quarter	40.15	34.46
Second Quarter	40.44	32.75
Third Quarter	43.35	33.88
Fourth Quarter	43.34	37.74
2018
First Quarter	47.33	41.68
Second Quarter	44.17	31.00
Third Quarter	37.55	30.72
Fourth Quarter	41.61	33.71
2019
First Quarter	45.46	39.28
Second Quarter	44.38	36.99
Third Quarter	46.73	38.89
Fourth Quarter	47.69	40.58
2020
First Quarter	48.41	20.82
Second Quarter	33.27	21.79
Third Quarter	33.50	27.17
Fourth Quarter	37.89	26.86
2021
First Quarter	38.61	31.04
Second Quarter	41.96	32.62
Third Quarter	40.28	32.13
Fourth Quarter	33.26	27.40
2022
First Quarter	37.86	26.52
Second Quarter	39.52	27.14
Third Quarter (through September 16, 2022)	32.29	25.58

September 2022	Page 27

Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI Brazil ETF – Historical Closing Prices ($) January 1, 2017 to September 16, 2022

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® China Large-Cap ETF
Information as of market close on September 16, 2022:
Bloomberg Ticker Symbol:	FXI	52 Weeks Ago:	$39.67
Current Price:	$27.99	52 Week High (on 10/25/2021):	$42.33
		52 Week Low (on 3/15/2022):	$27.07

iShares® China Large-Cap ETF	High ($)	Low ($)

2017
First Quarter	39.62	35.15
Second Quarter	40.60	37.58
Third Quarter	45.07	39.48
Fourth Quarter	48.32	44.18
2018
First Quarter	54.00	45.97
Second Quarter	48.77	41.99
Third Quarter	44.29	40.39
Fourth Quarter	43.02	38.26
2019
First Quarter	45.17	38.09
Second Quarter	45.85	39.93
Third Quarter	43.40	37.67
Fourth Quarter	43.71	39.63
2020
First Quarter	45.28	33.91
Second Quarter	41.56	36.01
Third Quarter	45.53	40.16
Fourth Quarter	48.62	42.03
2021
First Quarter	54.47	45.11
Second Quarter	47.59	43.55
Third Quarter	46.09	38.18
Fourth Quarter	42.33	35.57
2022
First Quarter	39.03	27.07
Second Quarter	34.33	28.01
Third Quarter (through September 16, 2022)	34.07	27.99

September 2022	Page 29

Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® China Large-Cap ETF – Historical Closing Levels January 1, 2017 to September 16, 2022

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
The Canadian tax disclosure in the prospectus also assumes that no amount paid or payable in respect of the Trigger PLUS will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the April 2022 Proposal (as defined above) released on April 29, 2022.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Trigger PLUS. It does not purport to be a complete analysis of all tax considerations relating to the Trigger PLUS. Prospective purchasers of the Trigger PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Trigger PLUS and receiving payments under the Trigger PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE TRIGGER PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE TRIGGER PLUS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE TRIGGER PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any basket component or any of the entities whose stock is included in a basket component would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a basket component or any of the entities whose stock is included in a basket component were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by a basket component or the entities whose stock is included in a basket component and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Ashurst LLP, it would generally be reasonable to treat a Trigger PLUS as a pre-paid cash-settled derivative contract in respect of the basket components for U.S. federal income tax purposes, and the terms of the Trigger PLUS require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Trigger PLUS for all tax purposes in accordance with such characterization. If the Trigger PLUS are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Trigger PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Trigger PLUS. In general, a U.S. holder’s tax basis in the Trigger PLUS will be equal to the price the holder paid for the Trigger PLUS. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
While the matter is not entirely clear, there exists a substantial risk that an investment in the Trigger PLUS is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Trigger PLUS will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
date of sale, exchange or maturity). If an investment in the Trigger PLUS is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the Trigger PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Trigger PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Trigger PLUS, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the basket components at fair market value on the original issue date of the Trigger PLUS for an amount equal to the issue price of the Trigger PLUS and sold such shares of the basket components on the date of sale, exchange or maturity of the Trigger PLUS at fair market value (appropriately taking into account the leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. Unless otherwise established by clear and convincing evidence, the net underlying long term capital gain is treated as zero. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Trigger PLUS.
Alternative Treatments.  Alternative tax treatments of the Trigger PLUS are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the Trigger PLUS, and the IRS might assert that a Trigger PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the Trigger PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Trigger PLUS are so treated, a holder would generally be required to accrue interest income over the term of the Trigger PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Trigger PLUS.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Trigger PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Trigger PLUS, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Trigger PLUS, it is also possible that the IRS could seek to characterize the Trigger PLUS in a manner that results in tax consequences that are different from those described above.  For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Trigger PLUS should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Trigger PLUS.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any.  It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above) might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Trigger PLUS.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Trigger PLUS. A non-U.S. holder is a beneficial owner of a Trigger PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Trigger PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Trigger PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Trigger PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a basket component or the Trigger PLUS (for example, upon a rebalancing of a basket component), and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a basket component or the Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Trigger PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Trigger PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The IRS has also indicated that it is considering whether income in respect of instruments such as the Trigger PLUS should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gains, profits and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Trigger PLUS may constitute a “financial account” for these purposes and, thus, may be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization.
If we determine withholding is appropriate with respect to the Trigger PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Therefore, if such withholding applies, any payments on the Trigger PLUS will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Trigger PLUS.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Use of Proceeds and Hedging
The net proceeds from the sale of the Trigger PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Trigger PLUS. The initial public offering price of the Trigger PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Trigger PLUS.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Trigger PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the Trigger PLUS and will receive a fee of $0.35 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each of the Trigger PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security. The costs included in the original issue price of the Trigger PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.
Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Trigger PLUS distributed by such brokers.
Delivery of the Trigger PLUS will be made against payment on September 21, 2022, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the Trigger PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Trigger PLUS if RBCCM or another of our affiliates were to make a market in the Trigger PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Trigger PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 24 months, the value of the Trigger PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Trigger PLUS at that time. This is because the estimated value of the Trigger PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Trigger PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Trigger PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the Trigger PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Trigger PLUS to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Trigger PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Trigger PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (No 2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Each of MSWM and any other broker-dealer offering the Trigger PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Trigger PLUS to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Structuring the Trigger PLUS
The Trigger PLUS are our debt securities, the return on which is linked to the performance of the basket components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Trigger PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the Trigger PLUS at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this document, any value of the Trigger PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Trigger PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the basket components, and the tenor of the Trigger PLUS. The economic terms of the Trigger PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Trigger PLUS reduced the economic terms of the Trigger PLUS to you and resulted in the initial estimated value for the Trigger PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the Trigger PLUS is less than the price to the public” above.
Validity of Trigger PLUS
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Trigger PLUS has been duly authorizedby all necessary corporate action of the Bank in conformity with the Indenture, and when the Trigger PLUS have beenduly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Trigger PLUS will be validly issued and, to the extent validity of the Trigger PLUS is a matter governed by thelaws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subjectto equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicablebankruptcy, to rights to indemnity and contribution under the Trigger PLUS or the Indenture which may be limited byapplicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicablelimitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by theCurrency Act (Canada).
This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario andQuébec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about theTrustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, allas stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank's Form 6-K filedwith the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Trigger PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Trigger PLUS will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be

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Trigger PLUS Based on a Basket of Four Exchange-Traded Funds due September 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank's Form 6-K dated September 14, 2021.

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